Exhibit 99.3

Chesapeake Announces $25-Million Global Cost Savings Program

RICHMOND, Va. - Chesapeake Corporation (NYSE: CSK) today announced plans for a global cost savings program targeting combined pre-tax savings of $25 million on an annual basis. Some of these initiatives are underway, such as the proposed plant closure already announced at Birmingham, England.

The program is expected to include the possible closure or consolidation of several facilities and broad-based workforce and overhead reductions, as well as cost savings from improvements to operating processes.  Full implementation is expected over the next two years.  The cost of these initiatives is expected to range from $30 million to $40 million on a pre-tax basis, with the cash flow impact being less due to the sale of related real estate and assets.

"Global business conditions remain highly competitive and rationalizations within our customer base have had a negative impact on our operations," said Andrew J. Kohut, Chesapeake president. "When these initiatives are completed, we expect to emerge as a more cost-effective company, better able to compete in today's global marketplace.  We believe that through these actions we are building a stronger company, in a better position to serve our customers on a long-term basis while improving shareholder returns."

Consistent with current financial reporting requirements, the company will disclose specific restructuring initiatives and the associated charges and expected savings in future periods as specific projects are proposed, consulted upon, approved and implemented.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,400 people worldwide.

This news release, including the comments by Andrew J. Kohut, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: the company's inability to realize the full extent of the expected savings or benefits from the cost savings program and to complete such activities in accordance with its planned timetable and within the cost range; competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials, and the ability of the company to pass through increases in raw material costs to its customers; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.